Exhibit 10.1

August 19, 2008

Susan W. Race, Ed.D.

Dear Dr. Race:

I am pleased to offer you the position of Senior Vice President, Education for Nobel Learning Communities, Inc. (“NLCI”), to be based at the home office in West Chester, PA. We would like you to start in your new position on September 15, 2008 at an annualized salary of $150,000, payable bi-weekly, one week in arrears. The position of Senior Vice President, Education reports directly to the Chief Executive Officer. The further details of the offer are as follows:

You will receive a car allowance of $500 per month. In addition, subject to approval of the Compensation Committee of the Board of Directors and subject to the terms and conditions of the 2004 Omnibus Incentive Equity Compensation Plan and the corresponding Form of Stock Option Agreement, you will be granted 20,000 stock options with an exercise price equal to the “Fair Market Value” on your first day of employment in your new job. These options will vest over a three year period, with one-third of these options vesting on each anniversary of the grant date.

You will receive four (4) weeks of paid vacation per anniversary year, which will immediately accrue upon employment, and must be taken by your anniversary date in each year. You will also receive three (3) paid sick days per anniversary year, which will be accrued according to NLCI policy, commencing on the first of the month following 90 days of employment.

You will be eligible to participate in a bonus plan to be approved by the Board for fiscal year 2009 and beyond, at a target payout level of 50% of your salary (for example, your full year target bonus for fiscal year 2009 would be $75,000). The amount of the bonus you will be eligible to receive under the bonus plan will be dependent on both corporate achievement versus targets set by the Company’s Compensation Committee and individual achievements, including satisfactory job performance as determined by the Chief Executive Officer. For FY 2009, assuming you start by September 15th, 2008, you will be eligible to fully participate in the fiscal 2009 bonus plan, without any pro-ration.

You will also be eligible to participate in the Company’s Long Term Incentive Compensation plan as approved by the Board. For FY 2009, your target option grant award will be 15,000 (subject to change by the Compensation Committee).

You will also be eligible to participate in the Company’s Deferred Compensation Program. Under this program, you may defer a portion of your compensation, tax free, during the period of your employment. In addition, the compensation Committee of the Board sets an annual Company contribution to your Deferred Compensation Plan account. For FY 2009, the Compensation Committee has determined that the Company will contribute an additional 10% of your cash compensation (subject to change by the Compensation Committee) to your Deferred Compensation Plan account.

You will also be eligible to participate in a an annual salary review at the same time as all Senior Executives of NLCI generally, but acknowledge that any salary increase will be subject to any requirements then in effect for salaries of executive officers under the rules and regulations of Nasdaq or the Securities and Exchange Commission. However, you will not be eligible for a salary increase during FY 2009, which would normally be effective in October, 2008. Notwithstanding the foregoing, nothing contained herein shall in any manner obligate NLCI to make any increase or provide any additional compensation to you.

You will also be eligible for all other NLCI benefits generally available to Senior Executives, as such benefits may be in effect from time to time. The current benefits to which you are entitled are described in the enclosed Nobel Learning Communities, Inc. 2008-2009 Employee Benefit Summary, Vice President/Executive Benefits, and you will be eligible to participate in all health and welfare benefits as of your first day of employment.

You will also be entitled to receive a Severance and Change of Control Agreement. Should your employment be terminated by NLCI without cause, you will receive as a severance payment (unless the termination is for “Cause1,” or results from a “Change of Control2”) the greater of (a) nine (9) months’ salary and medical benefits, or (b) the amount of severance to which you become entitled under any new severance plan which may be adopted by the Company in the future and which, at the time of your termination, is either (i) generally applicable to all Vice Presidents of NLCI, or (ii) to which you have been added as a participant by NLCI’s Board of Directors or Chief Executive Officer. No severance payment will be made if you are terminated for Cause. If your employment is terminated by NLCI, without Cause, within twelve (12) months following any Change of Control, you will receive (in lieu of the foregoing severance amounts), eighteen (18) months’ salary and medical benefits as a severance payment, along with other benefits as spelled out in the Severance and Change of Control Agreement.

This offer letter is not intended to be, and is not, a contract of employment; but is a statement of the provisions and conditions under which NLCI shall employ you. Nothing contained in this offer letter shall restrict the right of either NLCI or you to terminate the employment relationship (which is legally considered one of employment-at-will) for any reason at any time.

[1]

The term “Cause” includes, but is not limited to, any of the following: (a) habitual intoxication or drug addiction; (b) violation of any of NLCI’s written policies, procedures or codes (including, without limitation, those with respect to harassment (sexual or otherwise) and ethics); (c) refusal or failure to perform such duties as may reasonably be delegated or assigned to you, consistent with your position, by NLCI’s Chief Executive Officer; (d) willful refusal or willful failure to comply with any requirement of the Securities and Exchange Commission or any securities exchange or self-regulatory organization then applicable to NLCI; (e) willful or wanton misconduct in connection with the performance of your duties including, without limitation, breach of fiduciary duties; (f) conviction of, pleading guilty, no contest or nolo contendere to, or admitting or confessing to any felony, act of fraud, misappropriation, embezzlement or any misdemeanor involving moral turpitude; or (g) dishonesty detrimental to the best interest of NLCI. Cause shall not exist unless, in the case of the foregoing clauses (c) and (e), NLCI has first given you written notice specifying in reasonable detail the circumstances which NLCI believes gives rise to Cause for termination and you have failed to remedy the same to the reasonable satisfaction of NLCI’s Chief Executive Officer within 15 days after the date of such notice, or unless the condition or event is not subject to cure, or a substantially similar condition or event has been the subject of a prior notice by NLCI within the 12 months preceding such notice.

[2]

A “Change of Control” shall be deemed to have taken place if (a) any “person” becomes the “beneficial owner” (as such terms are defined in the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder) of shares of NLCI having 50% or more of the total number of votes that may be cast for the election of NLCI’s directors; or (b) there occurs any cash tender or exchange offer for NLCI shares, merger or other business combination, or (c) sale of all or substantially all of its assets, or (d) any combination of the foregoing transactions, and as a result of or in connection with any such event persons who were NLCI directors before the event shall cease to constitute a majority of the Board or of the board of directors of any successor to NLCI.

As part of the terms and conditions of your employment with NLCI, you will be provided with a Noncompetition, Nonsolicitation and Confidentiality Agreement. In consideration of, and as a condition to, your employment in this position, you must execute and deliver to NLCI the Noncompetition, Nonsolicitation and Confidentiality Agreement. To acknowledge your acceptance of this offer, we ask that you sign a copy of this letter along with the Noncompetition, Nonsolicitation and Confidentiality Agreement and return both documents to me on or before August 29, 2008.

Finally, as a condition of employment, you hereby acknowledge and agree that NLCI will arrange to have background checks conducted on you, including a social security trace, a criminal history based on the results of that trace, verification of employment references, education and credential verification, and any other checks which NLCI deems necessary or appropriate for employment with us in this position. Furthermore, you hereby acknowledge and agree that this offer is contingent upon NLCI’s satisfaction with the results of these checks, and that this offer may be rescinded at any time if the results of these checks prove to be unsatisfactory to us.

I am delighted that you are considering joining our organization and hope to have the opportunity to work with you. If you have any questions, feel free to contact me.

Sincerely,

George Bernstein
Chief Executive Officer

Agreed to by:		Date:
Susan W. Race, Ed.D.